Exhibit 4.1

Execution Version

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of July 15, 2024, is entered into by and among Energy Transfer LP, a Delaware limited partnership (the “Parent”), and the parties set forth on Schedule I hereto (collectively, the “Holders” and each, individually, a “Holder”). Each party to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

WHEREAS, this Agreement is made in connection with the entry into that certain Purchase and Sale Agreement, dated as of May 28, 2024 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”), by and among ETC Midland Gas Gathering LLC (the “Purchaser”), WTG Midstream LLC (the “Seller”), and (solely for purposes of certain sections referenced therein) the Parent, pursuant to which, among other things, as partial consideration for the sale of all of the issued and outstanding membership interests of WTG Midstream Holdings LLC, a Delaware limited liability company, to the Purchaser pursuant to the Purchase Agreement, Parent will issue an aggregate 50,827,536 newly issued common units representing limited partnership interest of the Parent (the “Parent Common Units”) at the direction of the Seller to the Holders; and

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement (the “Closing”) and, in connection with the Closing, the Parent and the Holders wish to enter into this Agreement to provide the Holders certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, or any similar successor statute (collectively, the “Securities Act”), with respect to the Parent Common Units.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parent and the Holders hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement. The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Block Trade” shall have the meaning set forth in Section 2.02.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Closing” shall have the meaning set forth in the recitals.

“Effectiveness Period” shall have the meaning set forth in Section 2.04(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, state, local, municipal, foreign or multinational government, or any subsidiary body thereof or governmental or quasi-governmental authority of any nature, including, any governmental agency, branch, commission, department, official, or entity, any court, judicial authority, or other tribunal, and any arbitration body or tribunal.

“Holder” and “Holders” shall have the meaning set forth in the preamble.

“Initial Holder” means the Holders as of the date of this Agreement, as indicated on the signature pages hereto.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the SEC under Section 6(a) of the Exchange Act or (any successor to such Section)) that Parent shall designate as a National Securities Exchange for purposes of this Agreement.

“Opt-Out Notice” shall have the meaning set forth in Section 2.09.

“Parent” shall have the meaning set forth in the preamble.

“Parent Common Units” shall have the meaning set forth in the recitals.

“Parent Shelf Takedown Notice” shall have the meaning set forth in Section 2.01(b).

“Party” and “Parties” shall have the meaning set forth in the preamble.

“Permitted Transferee” means, (i) with respect to any Holder, any Affiliate of such Holder, or (ii) any other transferee provided that such transferee is transferred not less than a reasonably estimated market value of $75,000,000 of Registrable Units.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, subpoena or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Units, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Purchase Agreement” shall have the meaning set forth in the recitals.

“Purchaser” shall have the meaning set forth in the recitals.

“Register,” “Registered,” and “Registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Units” means (i) Parent Common Units beneficially owned by the Holders as of the date of this Agreement or by any transferree or assignee after the date of this Agreement in accordance with Section 3.06 and (ii) any securities issued or issuable with respect thereto by way of conversion, exchange, replacement, unit dividend, unit split or other distribution or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization or otherwise. For purposes of this Agreement, any Registrable Unit shall cease to be a Registrable Unit upon the earliest to occur of the following: (A) when a Registration Statement covering such Registrable Unit becomes or has been declared effective by the SEC and such Registrable Unit has been sold or disposed of pursuant to such effective Registration Statement, (B) when such Registrable Unit has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act; and (C) when such Registrable Unit becomes eligible for sale pursuant to Rule 144(b)(1)(i) without limitation under any other requirements of Rule 144 under the Securities Act (or any similar provision then in effect) (the “Rule 144 Fall-Away Date”).

“Registration Expenses” shall have the meaning set forth in Section 2.06.

“Registration Statement” means any registration statement of the Parent under the Securities Act that covers any of the Registrable Units pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in the recitals.

“Seller” shall have the meaning set forth in the recitals.

“Shelf Registration Statement” shall have the meaning set forth in Section 2.01(a).

“Shelf Takedown Notice” shall have the meaning set forth in Section 2.01(b).

“Shelf Underwritten Offering” shall have the meaning set forth in Section 2.01(b).

“Subsequent Shelf Registration Statement” means a new shelf registration statement filed in the event the Shelf Registration Statement ceases to be effective during the Effectiveness Period.

“Suspension Period” shall have the meaning set forth in Section 2.03.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) As promptly as practicable after the date hereof, and in any event within two Business Days following the date hereof, the Parent shall use commercially reasonable efforts to prepare and file a Registration Statement to permit the public resale of the Registrable Units held by the Holders from time to time as permitted by Rule 415 of the Securities Act (a “Shelf Registration Statement”) in accordance with the provisions of this Agreement; provided, that the Parent shall only be obligated to prepare and file one such Shelf Registration Statement pursuant to this Section 2.01 on behalf of the Holders. The Parent shall effect such Shelf Registration Statement using a registration statement on Form S-3 whenever the Parent is eligible to do so. The Parent shall use its commercially reasonable efforts to (i) cause such Shelf Registration Statement to be declared effective as soon as practicable after the filing thereof and (ii) keep such Shelf Registration Statement continuously effective during the Effectiveness Period. If a Subsequent Shelf Registration Statement is filed, the Parent shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to be declared effective as soon as practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective during the Effectiveness Period.

(b) At any time and from time to time following the effectiveness of the Shelf Registration Statement required by Section 2.01(a), any Holder may request to sell all or a portion of their Registrable Units in an underwritten offering that is registered pursuant to such Shelf Registration Statement, including a Block Trade (a “Shelf Underwritten Offering”), provided that the Holders may not demand more than two Shelf Underwritten Offerings, which, for the avoidance of doubt, shall include Block Trades pursuant to Section 2.02 hereof, during the Effectiveness Period, and provided, further, that such Holder(s) reasonably expect(s) to sell Registrable Units yielding aggregate gross proceeds of at least $150,000,000 from such Shelf Underwritten Offering. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Parent (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Units proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within three Business Days after receipt of any Shelf Takedown

Notice, the Parent shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Units (the “Parent Shelf Takedown Notice”) and, subject to the provisions of Section 2.01(c), shall include in such Shelf Underwritten Offering all Registrable Units with respect to which the Parent has received written requests for inclusion therein within five Business Days after sending the Parent Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.02. The Parent shall enter into an underwriting agreement in a form as is customary in underwritten offerings of securities by the Parent with the managing underwriter selected by the Holder(s) requesting such Shelf Underwritten Offering (which managing underwriter shall be subject to approval of the Parent, which approval shall not be unreasonably withheld) and shall take all such other reasonable actions as are requested by the managing underwriter in order to expedite or facilitate the disposition of such Registrable Units in accordance with the terms of this Agreement. In connection with any Shelf Underwritten Offering contemplated by this Section 2.01(b), subject to Section 2.03, the underwriting agreement into which each Holder and the Parent shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Parent.

(c) In connection with any Shelf Underwritten Offering, if the managing underwriter advises the Parent that in its opinion the number of Registrable Units proposed to be included in such offering exceeds the maximum number of Parent Common Units that can be sold in such offering without being likely to materially delay or jeopardize the success or timing of the offering (including the price per unit of the Parent Common Units proposed to be sold in such offering), the Parent shall include in such Shelf Underwritten Offering the Registrable Units of the Holders pro rata based on the total amount of Registrable Units requested to be included therein by each such Holder that can be sold without exceeding such maximum number of Parent Common Units.

Section 2.02 Block Trades. Notwithstanding the foregoing, at any time and from time to time when a Shelf Registration Statement is on file with the SEC and is effective, if a Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected by such Holder to be at least, in the aggregate, either (x) $150,000,000 or (y) all remaining Registrable Units held by the Holder, then notwithstanding the time periods provided for in Section 2.01(b), such Holder need only to notify the Parent of the Block Trade at least five Business Days prior to the day such offering is to commence and the Parent shall use commercially reasonable efforts to facilitate such Block Trade; provided that the Holders representing a majority of the Registrable Units wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Parent and any underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

Section 2.03 Suspension Periods. The Parent may delay the filing or effectiveness of, or by written notice to the Holders suspend the use of, a Shelf Registration Statement in conjunction with a registration of Registrable Units, a Shelf Underwritten Offering or Block Trade, pursuant to Section 2.01 or Section 2.02, as applicable, but in each such case only if the Parent determines in good faith that (a) such delay would enable the Parent to avoid disclosure of material information, the disclosure of which at that time would be adverse to the Parent (including by interfering with, or jeopardizing the success of, any pending or proposed acquisition, disposition or reorganization), (b) such filing or use would render the Parent unable to comply with applicable securities Laws or (c) obtaining any financial statements (including required consents) required to be included in any such Shelf Registration Statement (or incorporated therein) would be impracticable. Any period during which the Parent has delayed the filing, effectiveness or use of a Registration Statement pursuant to this Section 2.03 is herein called a “Suspension Period.” In no event shall the number of days covered by (i) any one Suspension Period exceed 60 days and (ii) all Suspension Periods in any 360 day period exceed 150 days. The Holders shall keep the existence of each Suspension Period confidential.

Section 2.04 Obligations of the Parent and the Holders. (a) Whenever required under Section 2.01 to use commercially reasonable efforts to effect the registration of any Registrable Units, the Parent shall:

(i) subject to the other provisions of this Agreement, prepare and file with the SEC a Registration Statement or a Subsequent Shelf Registration Statement with respect to such Registrable Units and cause such Registration Statement or Subsequent Shelf Registration Statement to be declared effective under the Securities Act;

(ii) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective until the earliest date on which any of the following occurs: (A) all Registrable Units covered by such Registration Statement have been distributed in the manner set forth and as contemplated in such Registration Statement, (B) there are no longer any Registrable Units outstanding and (C) the Rule 144 Fall-Away Date (the “Effectiveness Period”);

(iii) furnish to each selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto (other than reports under the Exchange Act that are deemed to be supplements or amendments), upon request, copies of reasonably complete drafts of all such documents proposed to be filed, and provide each such Holder the opportunity to object to any information pertaining to such Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (B) an electronic copy of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto in order to facilitate the public sale or other disposition of the Registrable Units covered by such Registration Statement or other registration statement;

(iv) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Units for sale in any jurisdiction in the United States, or file a Subsequent Shelf Registration Statement registering the resale of all Registrable Units, in each case using its commercially reasonable efforts to prevent any period in which the Registrable Units would not be subject to a Shelf Registration Statement;

(v) if applicable, use commercially reasonable efforts to register or qualify such Registrable Units under such other securities or blue sky laws of such U.S. jurisdictions as the Holders reasonably request and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided, that the Parent will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (v), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(vi) the Parent shall ensure that a Registration Statement when it becomes or is declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which a statement is made, not misleading). As soon as practicable following the effective date of a Registration Statement, but in any event within one Business Day of such date, the Parent will notify the selling Holders of the effectiveness of such Registration Statement;

(vii) promptly notify the Holders, at any time when delivery of a Prospectus relating to its Registrable Units would be required under the Securities Act, of (A) the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Units, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (B) the Parent’s receipt of any written comments from the SEC with respect to any filing referred to in clause (A) and any written request by the SEC for amendments or supplements to such Registration Statement or any other registration statement or any Prospectus thereto, the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose, and (C) the receipt by the Parent of any notification with respect to the suspension of the qualification of any Registrable Units for sale under the applicable securities or blue sky laws of any jurisdiction. The Parent agrees to as promptly as practicable amend or supplement the Prospectus or take other appropriate action so that the Prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(viii) upon request, furnish to each selling Holder, subject to appropriate confidentiality obligations, copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Units;

(ix) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as promptly as practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(x) use commercially reasonable efforts to cause the Registrable Units to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Parent to enable the selling Holders to consummate the disposition of such Registrable Units; provided, however, that the Parent shall not be required to qualify or register as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or registered or where it would be subject to taxation as a foreign corporation;

(xi) in the case of a Shelf Underwritten Offering requested pursuant to Section 2.01(b) or a Block Trade requested pursuant to Section 2.02, enter into an underwriting agreement containing such provisions (including provisions for indemnification, lockups, opinions of counsel and comfort letters) as are customary and reasonable for an offering of such kind;

(xii) in the case of a Shelf Underwritten Offering requested pursuant to Section 2.01(b) or a Block Trade requested pursuant to Section 2.02, use commercially reasonable efforts to (A) cause the Parent’s independent accountants to provide customary “cold comfort” letters to the managing underwriter(s) of such offering in connection therewith and (B) cause the Parent’s counsel to furnish customary legal opinions to such underwriters in connection therewith; and

(xiii) use commercially reasonable efforts to cause all such Registrable Units to be listed on each National Securities Exchange on which securities of the same class issued by the Parent are then listed.

(b) It shall be a condition precedent to the obligations of the Parent to take any action pursuant to this Agreement that the Holders shall furnish to the Parent such information regarding itself, the Registrable Units held by it, and the intended method of disposition of such securities as the Parent shall reasonably request and as shall be required in connection with the action to be taken by the Parent.

(c) The Holders agree by having their Parent Common Units treated as Registrable Units hereunder that, upon being advised in writing by the Parent of the occurrence of an event pursuant to Section 2.04(a)(vii) when the Parent is entitled to do so pursuant to Section 2.03, the Holders will immediately discontinue (and direct any other Persons making offers and sales of Registrable Units to immediately discontinue) offers and sales of Registrable Units pursuant to any Registration Statement until it is advised in writing by the Parent that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 2.04(a)(vii), and, if so directed by the Parent, the Holders will deliver to the Parent all copies, other than permanent file copies then in the Holders’ possession, of the Prospectus covering such Registrable Units current at the time of receipt of such notice.

(d) The Parent may prepare and deliver an issuer free writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a Prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free writing prospectus. No seller of Registrable Units may use a free writing prospectus to offer or sell any such Registrable Units without the Parent’s prior written consent.

(e) It is understood and agreed that the Parent shall not have any obligations under this Article II at any time following the termination of this Agreement, unless an underwritten offering in which any Holder participates has been priced, but not completed, prior to the applicable date of such termination, in which event the Parent’s obligations under this Section 2.04 shall continue with respect to such offering until it is so completed.

Section 2.05 Other Registration Rights Agreements. The Parent has not entered into and unless agreed in writing by each Holder on or after the date of this Agreement, will not enter into, any agreement that (i) is inconsistent with the rights granted to the Holders with respect to Registrable Units in this Agreement or otherwise conflicts with the provisions hereof in any material respect or (ii) other than as set forth in this Agreement, would allow any holder of Parent Common Units to include Parent Common Units in any Registration Statement filed by the Parent on a basis that is more favorable in any material respect to the rights granted to the Holders hereunder.

Section 2.06 Expenses of Registration. All expenses incurred in connection with any Registration pursuant to Section 2.01 of this Agreement, and any offerings under the Registration Statements filed in such Registrations, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), fees of the Financial Industry Regulatory Authority, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws (including the reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications), the fees and disbursements of counsel for the Parent and reasonable and documented fees and disbursements of one legal counsel for the Holders in connection with any Shelf Underwritten Offering (including a Block Trade) subject to a maximum fee of $100,000 (“Registration

Expenses”), shall be paid by the Parent. The Holders shall bear and pay all incremental selling expenses relating to the sale of Registrable Units, such as the underwriting fees, discounts, commissions and brokerage fees applicable to securities offered for their account in connection with any Registrations, Block Trades and underwritten offerings made pursuant to this Agreement.

Section 2.07 Indemnification. The Parent shall indemnify, to the fullest extent permitted by Law, the Holders and their respective directors, officers, affiliates, employees, agents and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), against all losses, claims, damages, liabilities, judgments, costs (including reasonable and documented costs of investigation) and expenses (including reasonable and documented attorneys’ fees) relating to the Registrable Units arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Parent by any Holder or to the Parent by any participating underwriter for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto. In connection with an underwritten offering in which any Holder participates conducted pursuant to a registration effected hereunder, the Parent shall indemnify each participating underwriter to substantially the same extent as provided above with respect to the indemnification of the Holders.

(a) In connection with any Registration Statement in which any Holder is participating, such Holder shall furnish to the Parent in writing such information as the Parent reasonably requests for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto, and such Holder shall indemnify to the fullest extent permitted by Law, the Parent and its respective directors, officers, affiliates, employees, agents and each Person who controls Parent (within the meaning of the Securities Act or the Exchange Act), against all losses, claims, damages, liabilities, judgments, costs (including reasonable and documented costs of investigation) and expenses (including reasonable and documented attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Parent by or on behalf of such participating Holder expressly for use therein. In connection with an underwritten offering conducted pursuant to a registration effected hereunder, the participating Holders shall indemnify each participating underwriter to substantially the same extent as provided above with respect to the indemnification of the Parent.

(b) Any Person entitled to indemnification hereunder shall (1) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (2) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure to so notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person. The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld). An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person that are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case each such indemnified Person shall be entitled to use separate counsel. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, of a release, reasonably satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification.

(c) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer or director of such indemnified Person and shall survive the transfer of securities and the termination of this Agreement, but only with respect to offers and sales of Registrable Units made before such termination.

(d) If the indemnification provided for in or pursuant to this Section 2.06 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Section 2.08 Lockup. Each Holder shall, in connection with any underwritten offering of Parent Common Units in which such Holder is selling Registrable Units, upon the request of the underwriters managing the underwritten offering of Parent Common Units, agree in writing not to effect any sale, disposition or distribution of any Registrable Units (other than that included in such Registration) without the prior written consent of the underwriters for such period of time as such underwriters may specify, but in no event to exceed 60 days from the date of the Prospectus.

Section 2.09 Opt Out. Any Holder may deliver written notice (an “Opt-Out Notice”) to Parent requesting that such Holder not receive any notice of any event that would lead to a Suspension Period as contemplated by Section 2.03; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), Parent shall not deliver any notice to such Holder pursuant to Section 2.03, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify Parent in writing at least two Business Days in advance of such intended use, and if a notice of a Suspension Period was previously delivered (or would have been delivered but for the provisions of this Section 2.09) and the Suspension Period remains in effect, Parent will so notify such Holder, within one Business Day of such Holder’s notification to Parent, by delivering to such Holder a copy of such previous notice of such Suspension Period, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Period immediately upon its availability.

Section 2.10 Removal of Restrictive Legends. The private placement legend on any Parent Common Units covered by this Agreement shall be removed if (a) such Parent Common Units are sold or disposed of pursuant to an effective Shelf Registration Statement, (b) such Parent Common Units are sold pursuant to Rule 144 and each Holder and participating broker delivers to Parent a letter in customary form for Rule 144 representing that such Holder has complied with the applicable provisions of Rule 144 or (c) a Holder requests after the Rule 144 Fall-Away Date and such Holder delivers to Parent a letter in customary form for Rule 144 representing that the applicable provisions of Rule 144 have been met in connection with such Rule 144 Fall-Away Date. Parent shall cooperate with the applicable Holder covered by this Agreement to effect removal of the legend on such Parent Common Units pursuant to this Section 2.10 as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied. In connection with any legend removal pursuant to this Section 2.10, if required by Parent’s transfer agent, Parent shall cause an opinion of counsel to be delivered to and maintained with Parent’s transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Parent Common Units without any such legend. Parent shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 2.10.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE HOLDERS

Section 3.01 Investment Intent.

(a) Each Initial Holder is, substantially concurrently with the execution of this Agreement, acquiring the Parent Common Units for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, and each Initial Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. Each Initial Holder acknowledges and understands that (i) the acquisition of the Parent Common Units has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Parent Common Units will, upon their sale by Purchaser, be characterized as “restricted securities” under state and federal securities laws. Each Initial Holder agrees that the Parent Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.

(b) Each Initial Holder is an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Common Units, and each Initial Holder is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the Parent Common Units.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Termination. Except as provided in Section 2.07 and Section 2.10, this Agreement and all obligations of the Parent and each of the Holders hereunder shall automatically terminate and have no further force or effect as of the earlier of (i) the date as of which all of the Registrable Units held by such Holder have been sold pursuant to the Shelf Registration Statement, and (ii) the Rule 144 Fall-Away Date.

Section 4.02 Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Schedule, Section, Article and subsection refer to the corresponding Schedules, Sections, Articles and subsections of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 4.03 Amendment and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of the Parent and Holders holding a majority of the then outstanding Registrable Units; provided, however, that notwithstanding the foregoing, any amendment, modification or supplement hereto that adversely affects one Holder, solely in its capacity as a holder of the Parent Common Units, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

Section 4.04 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 4.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Parent to:

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attention: Jason Healy

E-Mail: [personal information redacted]

with a copy to:

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Attention: Jackson A. O’Maley

E-Mail: [personal information redacted]

and if to any Holder, at such Holder’s address or facsimile number as set forth in the Parent’s books and records.

Section 4.06 Transfer or Assignment of Registration Rights. The rights to cause the Parent to register Registrable Units under Article II may be transferred or assigned by each Holder only (a) by operation of law, (b) if such transferee is a Permitted Transferee or (c) if such transfer is not made in accordance with clauses (a) and (b), with express prior written consent of Parent, provided, in each case, (i) Parent is given written notice prior to any transfer or assignment, stating the name and address of each transferee or assignee and identifying the Registrable Units with respect to which such registration rights are being transferred and (ii) that any such transferee shall not be entitled to the rights provided in this Agreement unless each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement. Notwithstanding anything to the contrary contained in this Section 4.06, any Holder may elect to transfer all or a portion of its Registrable Units to any third party without assigning its rights hereunder with respect thereto; provided, that in any such event all rights under this Agreement with respect to the Registrable Units so transferred shall cease and terminate. References to a Party in this Agreement shall be deemed to include any such transferee or assignee permitted by this Section 4.06.

Section 4.07 Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities of the Parent or any successor or assign of the Parent (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 4.08 Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except that Section 2.07 shall inure to the benefit of the Persons referred to therein. No Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Parties hereto.

Section 4.09 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

Section 4.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, to the extent any such provision is deemed to be invalid, illegal or unenforceable, each Party agrees that it shall use its reasonable best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and to the extent that the Governmental Authority does not modify such provision, each Party agrees that it shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 4.11 Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email and other electronic signatures (including, without limitation, DocuSign and AdobeSign)) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 4.12 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 4.13 Governing Law. This Agreement and the transactions contemplated hereby shall be interpreted and construed in accordance with the laws of the State of Texas and any and all claims, controversies, disputes, suits, proceedings and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the State of Texas, including its statutes of limitations, without giving effect to any conflict of law or other rule that would result in the application of the laws of a different jurisdiction.

Section 4.14 Consent to Jurisdiction. (a) For all purposes of this Agreement, and for all purposes of any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, each Party hereto submits to the personal jurisdiction of (i) the Texas Business Court located in the city of Houston within the State of Texas if such court is then functioning or (ii) if the Texas Business Court is not then functioning, then the state and federal courts located within the city of Houston within the State of Texas, and hereby irrevocably and unconditionally agrees that any such action or proceeding shall be heard and determined in such Texas court or, to the extent permitted by law, in such federal court; provided that each Party hereto agrees that a final judgment in any such action or proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law or at equity. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court; provided that nothing in this Agreement shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity.

(b) Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so: (A) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any related matter in any state and federal courts within the State of Texas; and (B) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Notwithstanding anything in this Agreement to the contrary, the Parties hereby agree that they will not bring or support, or permit any of their Affiliates or representatives to bring or support, any suit, proceeding, action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than the Supreme Court of the State of Texas, and the United States District Court for the Southern District of Texas and any appellate courts thereof, and hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

Section 4.15 WAIVER OF JURY TRIAL. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT.

Section 4.16 Remedies. The Parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 4.01, the Parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the Parties hereto hereby waives any requirement for security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The Parties further agree that, by seeking the remedies provided for in this Section 4.16, no Party hereto shall in any respect waive its right to seek any other form of relief that may be available to it (i) under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 4.16 are not available or otherwise are not granted, or (ii) under the Purchase Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

ENERGY TRANSFER LP

By:	LE GP, LLC., its general partner

By:	/s/ Dylan A. Bramhall
Name:	Dylan A. Bramhall
Title:	Executive Vice President and Group Chief Financial Officer

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

WTG MIDSTREAM LLC

By:	/s/ John Steen
Name: John Steen
Title: Chief Executive Officer

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

STONEPEAK REMUDA INVESTMENT HOLDINGS LLC

By:	/s/ Michael Bricker
Name: Michael Bricker
Title: Senior Managing Director

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

RATTLER WTG LLC

By:	/s/ Kaes Van’t Hof
Name: Kaes Van’t Hof
Title: President

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

/s/ David Lynn Davis
David Lynn Davis, Individually

/s/ David Lynn Davis
David Lynn Davis, as Independent
Executor of the Estate of Michael K. Davis

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

/s/ Brian L. Maddox
Brian L. Maddox, as Independent
Executor of the Estate of Lori D. Winter

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

/s/ Alexander Nolan Davis
Alexander Nolan Davis, Individually

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

/s/ Nicholas Andrew Davis
Nicholas Andrew Davis, Individually

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

/s/ Eric Ryan Davis
Eric Ryan Davis, Individually

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

/s/ Sandra Davis Maddox
Sandra Davis Maddox, Individually

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

Schedule I

Holders

Name	Number of Parent Common Units
WTG Midstream LLC	20,648,686
Stonepeak Remuda Investment Holdings LLC	18,107,310
Rattler WTG LLC	6,035,770
David L. Davis, Executor of Estate of Michael Davis	845,008
Brian L. Maddox, Executor of Estate of Lori Winter	905,366
Alexander Nolan Davis	422,504
Nicholas Andrew Davis	422,504
Eric Ryan Davis	422,504
Sandra Davis Maddox	905,365
David Lynn Davis	2,112,519

Schedule I